Exhibit 99.1
INVESTOR RELATIONS CONTACT:
E. J. Bird
Interim Chief Financial Officer
847-286-8700
FOR IMMEDIATE RELEASE:
June 2, 2017
SEARS HOMETOWN AND OUTLET STORES, INC. REPORTS FIRST QUARTER 2017 RESULTS
HOFFMAN ESTATES, Ill. - Sears Hometown and Outlet Stores, Inc. ("SHO," "our," "we," or the "Company") (NASDAQ: SHOS) today reported results for the quarter ended April 29, 2017.
Overview of Unaudited Results
Results for the first fiscal quarter of 2017 compared to the first fiscal quarter of 2016 included:

•	Net loss increased $17.8 million to $(21.4) million from $(3.6) million

•	Loss per share increased $0.78 to $(0.94) loss per share from $(0.16) loss per share

•	Comparable store sales decreased 7.3%

•	Adjusted EBITDA decreased $10.0 million to $(8.7) million loss from $1.3 million income

Will Powell, Chief Executive Officer and President, said, “The business environment in the first quarter was challenging for us. Continued hyper-competitive pricing in the home appliances category and unfavorable year-over-year spring weather conditions, which impacted the lawn and garden category, created a significant sales and margin headwind. Nevertheless overall sales performance showed improvement each month of the quarter, particularly as the lawn and garden category results began to improve in April with somewhat more favorable weather conditions."
"While our performance in the first quarter was below expectations, we are optimistic about the long-term outlook for the Company. We are continuing implementation of our strategic plan to significantly change our business model by attracting new customers to our stores, transitioning to a true omni-channel retailer through new IT systems and on-line capabilities, optimizing our store portfolio, making improvements to our merchandise assortments, and significantly reducing our expenses."
"As we look at the initiatives we have pursued to achieve these objectives, we are encouraged by the positive results of many of these initiatives. We are striving to quickly increase the impact of these initiatives to improve our operating results. We are fortunate that the diligent management of our balance sheet has provided us the financial flexibility to fund the investments we need to implement these changes, while still maintaining manageable levels of debt."
"We continue to achieve impressive customer satisfaction results, including improvements in the quickly emerging on-line customer feedback channels. I believe this reinforces the commitment we are seeing across the Company to embrace the changes we are making to compete effectively long-term in the rapidly changing retail environment. I would like to thank our dealers, franchisees, and associates for their unwavering commitment to our strategic plan and the continuing levels of exceptional service that they provide to our customers through the “Say Yes” program as we work proactively to make critical changes to our business."
Segment Performance Highlights
Consolidated comparable store sales were down 7.3% in the first quarter of 2017:

•
Hometown comparable store sales declined 6.8% in the first quarter of 2017. Home appliances comparable store sales outperformed the average, and we achieved a comparable store sales increase in the food storage category. Lawn & Garden materially underperformed the comparable store sales average, contributing 34.5% to Hometown’s total comparable store sales dollar decline. Improved weather conditions in April led to a significant sales trend change, reinforcing our view that in the second quarter of 2017 we should achieve an improved sales trend in this category if the improved weather conditions continue.

•
Outlet comparable store sales declined 8.3% in the first quarter of 2017. Home appliances underperformed the average comparable store sales, as the average ticket continued to decline due to competitors' aggressive pricing for new in-box appliances and the resulting adverse effect on the value proposition of our Outlet out-of-box appliances. Furniture underperformed the comparable store sales average as we completed the liquidation of our existing assortment in this category and transitioned to the new furniture program through our relationship with Ashley Furniture. We launched our new furniture shops in mid-April, and we experienced an immediate positive sales and margin impact. We believe this is a strong growth category that should provide positive sales and margin growth for the balance of 2017. Lawn and garden materially outperformed the comparable store sales average with a 26.4% comparable store sales increase in the category for the quarter. With unfavorable weather conditions for much of the quarter, the business growth was achieved through a significant year-over-year improvement in product availability in Outlet-oriented power lawn and garden equipment, grills, and patio merchandise.

Progress on Initiatives
America’s Appliance Experts®: Our America's Appliance Experts ("AAE") stores continue to outperform our non-AAE stores in home appliance and total comparable store sales. For the first quarter of 2017, dealer-format AAE stores have outperformed non-AAE stores in home appliance comparable stores sales by 408 basis points, in total-store comparable store sales by 223 basis points, and achieved better gross margin performance than non-AAE stores. During the first quarter of 2017, we converted 66 stores to the AAE format, ending the quarter with 548 total AAE stores (approximately 63% of Hometown stores). We intend to convert 125-130 additional stores to the AAE format during the remainder of 2017.
Lease-to-Own Program: In the first quarter, leasing sales grew 82.8% year-over-year, and we nearly doubled leasing's share of our overall sales to 5.5%. Compared to the fourth quarter of 2016, first quarter 2017 leasing sales grew 93.3% and leasing's share of our overall sales increased by 278 basis points. We believe this performance reinforces our long-term expectation that leasing represents an excellent opportunity to attract new customers and provide meaningful incremental sales growth. Based on our current accelerating trend, we believe we will achieve $100 million in lease-to-own sales in fiscal 2017.
Store Activity: During the first quarter of 2017, we closed 10 stores (nine Hometown; one Outlet) and opened two new Hometown stores, one of which is located in a previously closed Sears full-line store trade area. We are continuing to evaluate the overall health of our store portfolio. While we have made significant progress towards optimizing the store base to the locations we believe will provide a positive long-term return, we still have additional actions to take as we near lease-end dates and identify other opportunities to more quickly close stores that are weighing on our performance. We also reduced future rent obligations on previously closed stores for $0.9 million less than established lease buy-out reserves.
In May 2017 the Company determined that it planned to close 22 stores (12 Hometown; 10 Outlet) prior to their respective lease terminations to continue in its efforts to make the best use of capital and reduce costs. The closings are expected to result in a one-time charge between $7.0 million and $9.0 million between the second and third quarters of 2017 for lease terminations and future rent obligations, inventory markdowns and write-offs, impairment of fixed assets and other store-closing costs.
We view reacquisitions of franchisee-operated stores that are not meeting our performance expectations as an important part of our long-term strategy. If franchisee-operated stores are not performing as well as they were performing when they were operated by the Company we will seek to reacquire them if we believe that the reacquired stores can achieve significantly better performance in the future as Company-operated stores or allows us to better control the timing of closing under-performing stores. In the second quarter of 2017 the Company began discussions and reached an agreement in principle with a franchisee pursuant to which the Company would take back a total of 14 franchised locations. The agreement in principle is subject to the negotiation, execution, and delivery by the Company and the franchisee of definitive agreements that would terminate the franchise agreements and sublease arrangements for the affected locations (except with respect to one location as to which the Company would either assume the lease or enter into a lease directly with the landlord).  If the Company and the franchisee were to negotiate, execute, and deliver the necessary definitive agreements (the likelihood of which the Company is unable to predict with certainty), the Company expects that these transactions would be completed in the second quarter of 2017.

Hometown Transactional Websites: While sales in this new channel have been below our initial projections, we are seeing growth in performance relative to its share of our total sales. We have launched, and will continue to launch, new capabilities for the websites, which are leading to the volume increases. This includes completion of a third-party user experience audit to improve our customers' on-line shopping experiences, the pilot of an on-line free-delivery program, the launch of free-shipping for qualifying items, and the ability to apply for a lease on-line and complete the leasing transaction immediately upon approval. We intend to expand the on-line, free-delivery program to most stores in the second quarter, which we expect, based on pilot-program results, will have a significant impact on our on-line sales.

Kenmore Strategic Relationship: We have strengthened our strategic relationship with the Kenmore business of Sears Holdings to foster increased sales, trade-area share, and profitability of the Kenmore brand across Hometown and Outlet. In 2017 Kenmore will provide significantly increased subsidy to Hometown to support promotional pricing and item transitions, which subsidy will be comparable to the support traditionally provided by other national appliance brands. Kenmore has also offered us additional financial incentives that we can earn quarterly in 2017 by achieving predetermined Hometown sales and Kenmore share targets. To improve performance in Outlet, Kenmore has offered meaningful royalty rebates to encourage the sale of Kenmore new-in-box appliances in Outlet. We believe that this strategic relationship with Kenmore could generate an incremental total margin benefit of $3.0 million to $5.0 million in 2017.
Commercial Sales: We grew our commercial sales 49.5% in the first quarter of 2017 compared to the first quarter of 2016, and during the quarter we increased the number of participating stores by 20.5% . These results highlight our ability to attract new customers, as we had not significantly participated in commercial sales until we launched our expanded program in late 2015. Our ability to provide customized solutions for commercial customers in rural markets, including wide assortments, competitive pricing, local ownership with physical store locations, and assembly/delivery/installation services gives us what we believe is a competitive advantage we intend to exploit.
Outlet Sourcing: As part of our initiative to improve margins in Outlet, we completed new supply agreements with all non–SHC home appliance vendors to reduce our costs of Outlet out-of-box products, consistent with support provided by vendors to retailers of new, in-box home appliances. We also signed a new agreement with a major retailer that will sell to us sales-floor ready, out-of-box home appliances at attractive margins. These new agreements will improve the value proposition and margins for out-of-box home appliances in our Outlet stores. In the first quarter of 2017, the benefits from these new agreements include a positive 78 basis-point impact on Outlet margin compared to the fourth quarter of 2016. This benefit is expected to grow through the balance of the year as we recognize the full benefit of these new agreements.
IT Transformation and Operational Independence: We continued to make progress related to our ongoing IT Transformation initiative in the first quarter of 2017.  This initiative will give us greater strategic and operational flexibility as we migrate away from the current information technology infrastructure and other operating dependencies that we have had with Sears Holdings.  To date, we have completed full migration and implementation of the following systems and operating platforms: Hometown transactional websites, human resources, payroll management and payment of owner commissions.  In addition, we have developed and are currently utilizing our new IT systems and infrastructure to conduct some aspects of merchandise sourcing and procurement, accounts payable, accounts receivable and email marketing.  Selling and administrative expenses included $9.3 million of IT Transformation investments in the first quarter of 2017 compared to $3.2 million in the first quarter of 2016.  We expect store deployment of point-of-sale systems and other major components of our IT transformation to be to be substantially completed by the end of our 2017 fiscal year.
First Quarter Results
Net sales in the first quarter of 2017 decreased $88.7 million, or 16.5%, from the first quarter of 2016 to $448.2 million. This decrease was driven primarily by the impact of closed stores (net of new store openings) and a 7.3% decrease in comparable store sales. Comparable store sales were down 6.8% and 8.3% in Hometown and Outlet, respectively. The home appliances category outperformed the average comparable store sales while lawn and garden, tools, and mattresses underperformed the average.

Gross margin was $93.8 million, or 20.9% of net sales, in the first quarter of 2017 compared to $116.2 million, or 21.6% of net sales, in the first quarter of 2016. The decrease in gross margin rate was primarily driven by lower margin on merchandise sales and a $2.8 million benefit in the first quarter of 2016 ("Merchandising Net Benefit") related to the amendment and restatement of our Merchandising Agreement with Sears Holdings. The impact of this benefit was an increase in the gross margin rate of 52 basis points in the first quarter of 2016. The decrease in the first quarter 2017 gross margin rate was partially offset by higher commissions on sales of protection agreements and lower shrink due to a $3.4 million Outlet physical inventory charge in the first quarter of 2016.

Selling and administrative expenses decreased to $110.9 million, or 24.7% of net sales, in the first quarter of 2017 from $118.0 million, or 22.0% of net sales, in the prior-year comparable quarter. The decrease was primarily due to lower expenses from closed stores (net of new store openings) since the second quarter of 2016 and lower commissions paid to dealers and franchisees on lower sales volume partially offset by higher IT transformation investments. IT transformation expense was $9.3 million, or 2.1% of sales, in the first quarter of 2017 compared to $3.2 million, or 0.6% of sales in the first quarter of 2016.

We recorded operating losses of $19.3 million and $5.1 million in the first quarters of 2017 and 2016, respectively. The increase in operating loss was primarily due to lower volume and a lower gross margin rate partially offset by a decrease in selling and administrative expenses.

First Quarter Net Loss
We recorded a net loss of $21.4 million for the first quarter of 2017 compared to a net loss of $3.6 million for the prior-year comparable quarter. The increase in our net loss was primarily attributable to the factors discussed above in addition to higher income tax expense. Income tax expense of $0.8 million and income tax benefit of $1.9 million were recorded in the first quarters of 2017 and 2016, respectively. The effective tax expense (benefit) rate was 4.0% in the first quarter of 2017 and (34.2)% in the first quarter of 2016.

Financial Position

We had cash and cash equivalents of $22.4 million as of April 29, 2017 and $22.7 million as of April 30, 2016. Unused borrowing capacity as of April 29, 2017 under our Amended and Restated Credit Agreement dated as of November 1, 2016 (the "Senior ABL Facility") was $115.2 million with $93.7 million drawn and $6.1 million of letters of credit outstanding. For the first quarter of 2017, we funded ongoing operations with cash on-hand and cash provided by financing activities. Our primary needs for liquidity are to fund inventory purchases, IT transformation investments, and capital expenditures and for general corporate purposes.

In the first quarter of 2017, we resumed our agreement with Sears Holdings whereby SHO paid Sears Holdings's invoices for merchandise and services on accelerated terms in exchange for a 37-basis point cash discount. The discounts we received for the accelerated payments, less incremental interest expense, resulted in a net financial benefit to the Company. Our Senior ABL Facility borrowings increased by approximately $30 million as a result of the agreement. We can, in our sole discretion, revert to ten-day, no-discount payment terms at any time.

Total merchandise inventories were $372.5 million at April 29, 2017 and $430.4 million at April 30, 2016. Merchandise inventories declined $51.4 million and $6.5 million in Hometown and Outlet, respectively. The decrease in Hometown was primarily due to store closures. Outlet's decrease was primarily driven by store closures, lower home appliances receipts, and a furniture-assortment transition partially offset by higher lawn and garden inventory due to opportunistic buys in 2017.

Comparable Store Sales

Comparable store sales include merchandise sales for all stores operating for a period of at least 12 full months, including remodeled and expanded stores but excluding store relocations and stores that have undergone format changes.  Comparable store sales include online transactions fulfilled and recorded by SHO and give effect to the change in the unshipped sales reserves recorded at the end of each reporting period.
Adjusted EBITDA

In addition to our net loss determined in accordance with generally accepted accounting principles ("GAAP"), for purposes of evaluating operating performance we also use adjusted earnings before interest, taxes, depreciation and amortization, or “adjusted EBITDA,” which excludes certain significant items as set forth and discussed below. Our management uses adjusted EBITDA, among other factors, for evaluating the operating performance of our business for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Adjusted EBITDA should not be considered as a substitute for GAAP measurements.

While adjusted EBITDA is a non-GAAP measurement, we believe it is an important indicator of operating performance for investors because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs; and

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and may have a disproportionate effect in a given period, which affects comparability of results. These items may also include cash charges such as severance and executive transition costs and IT transformation investments that make it difficult for investors to assess the Company's core operating performance.

Since the second quarter of 2015 the Company has excluded initial franchise revenues from adjusted EBITDA. This change is based on (1) the Company's decision to indefinitely suspend its franchising of additional stores except to existing Company franchisees and (2) to better align adjusted EBITDA for purposes of incentive compensation.

In the fourth quarter of 2016, in an effort to improve profitability and make the most productive use of capital, the Company executed an initiative to accelerate the closing of 109 under-performing locations. Under-performing locations are typically closed during the normal course of business at the termination of a lease or expiration of a franchise or dealer agreement and, as a result, do not have significant future lease, severance, or other non-recurring store-closing costs. Due to the number and accelerated nature of the store closings in the fourth quarter of 2016, the Company excluded the associated costs of the closings from adjusted EBITDA for the fourth quarter of 2016. In the first quarter of 2017, we recognized a benefit of $0.9 million relating to stores closed in the fourth quarter of 2016 because of lease buyouts for less than amounts previously accrued.

The following table presents a reconciliation of adjusted EBITDA to net loss, the most comparable GAAP measure, for each of the periods indicated:

	13 Weeks Ended
In Thousands	April 29, 2017	April 30, 2016
Net loss	$(21,434)	$(3,570)
Income tax expense (benefit)	832	(1,857)
Other income	(319)	(397)
Interest expense	1,591	766
Operating loss	(19,330)	(5,058)
Depreciation and amortization	2,204	3,257
Initial franchise revenues, net of provision for losses	116	(32)
IT transformation investments	9,255	3,150
Benefit from accelerated closure of under-performing stores	(950)	—
Adjusted EBITDA	$(8,705)	$1,317

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “forward looking statements”). Statements preceded or followed by, or that otherwise include, the words “believes,” “expects,” “anticipates,” “intends,” “project,” “estimates,” “plans,” “forecast,” “is likely to,” "on target," and similar expressions or future or conditional verbs such as “will,” “may,” “would,” “should,” and “could” are generally forward-looking in nature and not historical facts. The forward-looking statements are subject to significant risks and uncertainties that may cause our actual results, performance, and achievements in the future to be materially different from the future results, future performance, and future achievements expressed or implied by the forward-looking statements. The forward-looking statements include, without limitation, information concerning our future financial performance, business strategies, plans, goals, beliefs, expectations, and objectives. The forward-looking statements are based upon the current beliefs and expectations of our management.

The following factors, among others, (1) could cause our actual results, performance, and achievements to differ materially from those expressed in the forward-looking statements, and one or more of the differences could have a material adverse effect on our ability to operate our business and (2) could have a material adverse effect on our results of operations, financial condition, liquidity, and cash flows: if Sears Holdings** seeks the protection of the U.S. bankruptcy laws (including the effects of the imposition of the "automatic stay" and the effects if Sears Holdings were to seek to reject one or more of our agreements with Sears Holdings); our ability to offer merchandise and services that our customers want, including those branded with the KENMORE®, CRAFTSMAN®, and DIEHARD® marks (which marks are owned by, or licensed to, subsidiaries of Sears Holdings and are collectively referred to as the “KCD Marks”); our Amended and Restated Merchandising Agreement with Sears Holdings provides that (1) if a third party that is not an affiliate of Sears Holdings acquires all rights, title and interest in and to one or more (but less than all) of the KCD Marks Sears Holdings may terminate our rights to buy merchandise branded with the acquired KCD Marks and (2) if a third party that is not an affiliate of Sears Holdings acquires all rights, title and interest in and to all of the KCD Marks Sears Holdings may terminate the Amended and Restated Merchandising Agreement in its entirety, over which events we have no control; the sale by Sears Holdings and its subsidiaries to other retailers that compete with us of major home appliances and other products branded with one of the KCD Marks; on May 26, 2016 Sears Holdings announced that it would explore alternatives for its Kenmore, Craftsman, and Diehard businesses and further expand the presence of these brands and on August 25, 2016 Sears Holdings announced that it was continuing to explore alternatives for these businesses by evaluating potential partnerships or other transactions; on March 9, 2017 Sears Holdings announced that it had completed its sale to Stanley Black & Decker, Inc. of Sears Holdings's Craftsman business (the "Stanley Purchase"), including the Craftsman brand name and related intellectual property rights (Sears Holdings has waived its right in the Amended and Restated Merchandising Agreement to terminate, as a result of the Stanley Purchase, the Company's rights to buy from Sears Holdings merchandise branded with the Craftsman brand); the willingness and ability of Sears Holdings to fulfill its contractual obligations to us; our ability to successfully manage our inventory levels and implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail industry; worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships; the fact that our past performance generally, as reflected on our historical financial statements, may not be indicative of our future performance as a result of, among other things, the consolidation of our Hometown and Outlet businesses into a single business entity, our 2012 separation from Sears Holdings (the "Separation"), and operating as a standalone business entity; the impact of increased costs due to a decrease in our purchasing power following the Separation, and other losses of benefits that were associated with having been wholly owned by Sears Holdings and its subsidiaries prior to the Separation; our continuing reliance on Sears Holdings for most products and services that are important to the successful operation of our business, and our potential need to rely on Sears Holdings for some products and services beyond the expiration, or earlier termination by Sears Holdings, of our agreements with Sears Holdings; the willingness of Sears Holdings’ appliance, lawn and garden, tools, and other vendors to continue to supply to Sears Holdings, on terms (including vendor payment terms for Sears Holdings’ merchandise purchases) that are acceptable to it and to us, merchandise that we would need to purchase from Sears Holdings to ensure continuity of merchandise supplies for our businesses; the willingness of Sears Holdings’ appliance, lawn and garden, tools, and other vendors to continue to pay to Sears Holdings merchandise-related subsidies and allowances and cash discounts (some of which Sears Holdings is obligated to pay to us); if Sears Holdings' sales of major appliances and lawn and garden merchandise to its retail customers decline Sears Holdings' sales to us of out-of-box products could decline; our ability to resolve, on commercially reasonable terms, future disputes with Sears Holdings regarding the material terms and conditions of our agreements with Sears Holdings; our ability to establish information, merchandising, logistics, and other systems separate from Sears Holdings that would be necessary to ensure continuity of merchandise supplies for our businesses if vendors were to reduce, or cease, their merchandise sales to Sears Holdings or if Sears Holdings were to reduce, or cease, its merchandise sales to us; our ability to maintain an effective and productive business relationship with Sears Holdings, particularly if future disputes were to arise with respect to the terms and conditions of our agreements with Sears Holdings; most of our agreements related to the Separation and our continuing relationship with Sears Holdings were negotiated while we were a subsidiary of Sears Holdings, and we may have received different terms from unaffiliated third parties (including with respect to merchandise-vendor and service-provider indemnification and defense for negligence claims and claims arising out of failure to comply with contractual obligations); our reliance on Sears Holdings to provide computer systems to process transactions with our customers (including the point-of-sale system for the stores we operate and the stores that our independent dealers and franchisees operate, which point-of-sale system captures, among other things, credit-card information supplied by our customers) and others, quantify our results of operations, and manage our business (“SHO’s SHC-Supplied Systems”); SHO’s SHC-Supplied Systems could be subject to disruptions and data/security breaches (Sears Holdings announced on May 31, 2017 that its Kmart store payment-data systems had been infected with a malicious code and that the code had been removed and the event contained), and Sears Holdings could be unwilling or unable to indemnify and defend us against third-party claims and other losses resulting from such disruptions and data/security breaches, which could have one or more material adverse effects on SHO; our ability to implement our IT transformation initiative in accordance with our plans, expectations, current timetable, and anticipated cost; limitations and restrictions in the Senior ABL Facility and related agreements governing our indebtedness and our ability to service our indebtedness; competitors could continue to reduce their promotional pricing on new-in-box appliances, which could continue to adversely impact our sales of out-of-box appliances and associated margin; our ability to generate profitable sales of merchandise and services on our transactional ecommerce websites in the amounts we have planned to generate; our ability to obtain additional financing on acceptable terms; our dependence on the ability and willingness of our independent dealers and independent franchisees to operate their stores profitably and in a manner consistent with our concepts and standards; our dependence on sources outside the U.S. for significant amounts of our merchandise inventories; fixed-asset impairment for long-lived assets; our ability to attract, motivate, and retain key executives and other employees; our ability to maintain effective internal controls as a publicly held company; our ability to realize the benefits that we expect to achieve from the Separation; litigation and regulatory trends challenging various aspects of the franchisor-franchisee relationship could expand to challenge or adversely affect our relationships with our independent dealers and independent franchisees; low trading volume of our common stock due to limited liquidity or a lack of analyst coverage; and the impact on our common stock and our overall performance as a result of our principal stockholder's ability to exert control over us.

The foregoing factors should not be understood as exhaustive and should be read in conjunction with the other cautionary statements, including the “Risk Factors” that are included in our Annual Report on Form 10-K for the fiscal year ended January 28, 2017, and in our other filings with the Securities and Exchange Commission and our other public announcements. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this news release are made only as of its date, and we undertake no obligation to publicly update or review any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or circumstances, or otherwise, except as required by law.
About Sears Hometown and Outlet Stores, Inc.

Sears Hometown and Outlet Stores, Inc. is a national retailer primarily focused on selling home appliances, hardware, tools and lawn and garden equipment. Our Hometown stores are designed to provide our customers with in-store and online access to a wide selection of national brands of home appliances, tools, lawn and garden equipment, sporting goods and household goods, depending on the particular format. Our Outlet stores are designed to provide our customers with in-store and online access to new, one-of-a-kind, out-of-carton, discontinued, reconditioned, overstocked, and scratched and dented products across a broad assortment of merchandise categories, including home appliances, lawn and garden equipment, apparel, mattresses, sporting goods and tools at prices that are significantly lower than list prices. As of April 29, 2017, we or our independent dealers and independent franchisees operated a total of 1,012 stores across all 50 states as well as in Puerto Rico and Bermuda. Our principal executive offices are located at 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192 and our telephone number is (847) 286-7000.
* * * * *

Sears Hometown and Outlet Stores, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	13 Weeks Ended
Thousands, except per share amounts	April 29, 2017	April 30, 2016
NET SALES	$448,233	$536,981
COSTS AND EXPENSES
Cost of sales and occupancy	354,478	420,790
Selling and administrative	110,881	117,992
Depreciation and amortization	2,204	3,257
Total costs and expenses	467,563	542,039
Operating loss	(19,330)	(5,058)
Interest expense	(1,591)	(766)
Other income	319	397
Loss before income taxes	(20,602)	(5,427)
Income tax expense (benefit)	(832)	1,857
NET LOSS	$(21,434)	$(3,570)

NET LOSS PER COMMON SHARE
ATTRIBUTABLE TO STOCKHOLDERS

Basic:	$(0.94)	$(0.16)
Diluted:	(0.94)	(0.16)

Basic weighted average common shares outstanding	22,702	22,666
Diluted weighted average common shares outstanding	22,702	22,666

Sears Hometown and Outlet Stores, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

Thousands	April 29, 2017	April 30, 2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$22,360	$22,703
Accounts and franchisee receivables, net	10,915	10,961
Merchandise inventories	372,487	430,416
Prepaid expenses and other current assets	8,883	23,119
Total current assets	414,645	487,199
PROPERTY AND EQUIPMENT, net	41,021	50,450
LONG-TERM DEFERRED TAXES	—	76,666
OTHER ASSETS, net	17,259	16,731
TOTAL ASSETS	$472,925	$631,046
LIABILITIES
CURRENT LIABILITIES
Short-term borrowings	$93,700	$32,000
Payable to Sears Holdings Corporation	36,023	103,150
Accounts payable	27,671	31,214
Other current liabilities	64,252	62,985
Total current liabilities	221,646	229,349
OTHER LONG-TERM LIABILITIES	2,117	2,708
TOTAL LIABILITIES	223,763	232,057
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
TOTAL STOCKHOLDERS' EQUITY	249,162	398,989
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$472,925	$631,046

Sears Hometown and Outlet Stores, Inc.
Segment Results
(Unaudited)

Hometown
	13 Weeks Ended
Thousands, except for number of stores	April 29, 2017	April 30, 2016
NET SALES	$297,214	$366,579
Comparable store sales %	(6.8)%	(2.6)%
COSTS AND EXPENSES
Cost of sales and occupancy	229,874	284,138
Selling and administrative	74,417	80,853
Selling and administrative expense as a percentage of net sales	25.0%	22.1%
Depreciation and amortization	855	1,569
Total costs and expenses	305,146	366,560
Operating (loss) income	$(7,932)	$19

Gross margin	$67,340	$82,441
Margin rate	22.7%	22.5%

Total Hometown stores	864	986

Outlet
	13 Weeks Ended
Thousands, except for number of stores	April 29, 2017	April 30, 2016
NET SALES	$151,019	$170,402
Comparable store sales %	(8.3)%	(3.1)%
COSTS AND EXPENSES
Cost of sales and occupancy	124,604	136,652
Selling and administrative	36,464	37,139
Selling and administrative expense as a percentage of net sales	24.1%	21.8%
Depreciation and amortization	1,349	1,688
Total costs and expenses	162,417	175,479
Operating loss	$(11,398)	$(5,077)

Gross margin	$26,415	$33,750
Margin rate	17.5%	19.8%

Total Outlet stores	148	159